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                                                                    Exhibit 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2000 relating to the statement of assets acquired and liabilities assumed and the related statement of net sales and direct costs and operating expenses for the year then ended of Access Network Electronics Business of Tyco Electronic Corporation, included in the Terayon Communication Systems, Inc. Current Report on Form 8K/A dated June 29, 2000 for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                                 /s/ PricewaterhouseCoopers LLP
San Jose, California

January 16, 2001